Exhibit 4.11

SYSCO CORPORATION,

as Issuer,

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

as Guarantors,

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

TWENTY-FIRST SUPPLEMENTAL INDENTURE

Dated as of October 2, 2014

Supplementing the Indenture

dated as of June 15, 1995

TWENTY-FIRST SUPPLEMENTAL INDENTURE, dated as of the October 2, 2014, among SYSCO CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Issuer”), the SUBSIDIARY GUARANTORS named on Schedule I hereto (each, a “Subsidiary Guarantor,” and collectively, the “Subsidiary Guarantors”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”);

WHEREAS, the Issuer has heretofore executed and delivered an Indenture dated as of June 15, 1995 (as supplemented by the Thirteenth Supplemental Indenture described below, the “Original Indenture”) providing for the issuance by the Issuer from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (in the Original Indenture and herein called the “Securities”), and the Trustee is the successor trustee under the Original Indenture; and

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee (i) a First Supplemental Indenture dated as of June 27, 1995 providing for the issuance by the Issuer of $150,000,000 aggregate principal amount of 6 1⁄2% Senior Notes due June 15, 2005, (ii) a Second Supplemental Indenture dated as of May 1, 1996 providing for the issuance by the Issuer of $200,000,000 aggregate principal amount of 7% Senior Notes due May 1, 2006, (iii) a Third Supplemental Indenture dated as of April 25, 1997 providing for the issuance by the Issuer of $50,000,000 aggregate principal amount of 7.16% Debentures due April 15, 2027, (iv) a Fourth Supplemental Indenture dated as of April 25, 1997 providing for the issuance by the Issuer of $100,000,000 aggregate principal amount of 7.25% Senior Notes due April 15, 2007, (v) a Fifth Supplemental Indenture dated as of July 27, 1998 providing for the issuance by the Issuer of $225,000,000 aggregate principal amount of 6 1⁄2% Debentures due August 1, 2028, (vi) a Sixth Supplemental Indenture dated as of April 5, 2002 providing for the issuance by the Issuer of $200,000,000 aggregate principal amount of 4.75% Notes due July 30, 2005, (vii) a Seventh Supplemental Indenture dated as of March 5, 2004 providing for the issuance by the Issuer of $200,000,000 aggregate principal amount of 4.60% Senior Notes due March 15, 2014, (viii) an Eighth Supplemental Indenture dated as of September 22, 2005 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.375% Senior Notes due September 21, 2035, (ix) a Ninth Supplemental Indenture dated as of February 12, 2008 providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 4.20% Senior Notes due February 12, 2013, (x) a Tenth Supplemental Indenture dated as of February 12, 2008 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.25% Senior Notes due February 12, 2018, (xi) an Eleventh Supplemental Indenture dated as of March 17, 2009 providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 5.375% Senior Notes due March 17, 2019, (xii) a Twelfth Supplemental Indenture dated as of March 17, 2009 providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 6.625% Senior Notes due March 17, 2039, (xiii) a Thirteenth Supplemental Indenture dated as of February 17, 2012 to reflect, among other things, the addition of certain guarantees of Securities outstanding and unpaid as of January 19, 2011 and to provide for the possibility of additional guarantees of payment obligations on new Securities that may thereafter be issued under the Indenture dated as of June 15, 1995 (the “Thirteenth Supplemental Indenture”), (xiv) a Fourteenth Supplemental Indenture dated as of June 12, 2012 providing for the issuance by the Issuer of $300,000,000 aggregate principal amount of 0.55% Senior Notes due 2015 and (xv) a Fifteenth Supplemental Indenture dated as of June 12, 2012 providing for the issuance by the Issuer of $450,000,000 aggregate principal amount of 2.60% Senior Notes due 2022; and

WHEREAS, simultaneously herewith, the Issuer and the Subsidiary Guarantors are executing and delivering to the Trustee a Sixteenth Supplemental Indenture dated as of October 2, 2014 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 1.45% Senior Notes due 2017 and the unconditional guarantee by each Subsidiary Guarantor of the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on such Senior Notes; and

WHEREAS, simultaneously herewith, the Issuer and the Subsidiary Guarantors are executing and delivering to the Trustee a Seventeenth Supplemental Indenture dated as of October 2, 2014 providing for the issuance by the Issuer of $750,000,000 aggregate principal amount of 2.35% Senior Notes due 2019 and the unconditional guarantee by each Subsidiary Guarantor of the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on such Senior Notes; and

WHEREAS, simultaneously herewith, the Issuer and the Subsidiary Guarantors are executing and delivering to the Trustee an Eighteenth Supplemental Indenture dated as of October 2, 2014 providing for the issuance by the Issuer of $750,000,000 aggregate principal amount of 3.00% Senior Notes due 2021 and the unconditional guarantee by each Subsidiary Guarantor of the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on such Senior Notes; and

WHEREAS, simultaneously herewith, the Issuer and the Subsidiary Guarantors are executing and delivering to the Trustee a Nineteenth Supplemental Indenture dated as of October 2, 2014 providing for the issuance by the Issuer of $1,250,000,000 aggregate principal amount of 3.50% Senior Notes due 2024 and the unconditional guarantee by each Subsidiary Guarantor of the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on such Senior Notes; and

WHEREAS, simultaneously herewith, the Issuer and the Subsidiary Guarantors are executing and delivering to the Trustee a Twentieth Supplemental Indenture dated as of October 2, 2014 providing for the issuance by the Issuer of $750,000,000 aggregate principal amount of 4.35% Senior Notes due 2034 and the unconditional guarantee by each Subsidiary Guarantor of the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on such Senior Notes; and

WHEREAS, the Issuer, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture, including Section 2.3 thereof, and pursuant to appropriate resolutions of the Board of Directors and the Chief Financial Officer of the Issuer has duly determined to make, execute and deliver to the Trustee this Twenty-First Supplemental Indenture to the Original Indenture as permitted by Sections 2.1, 2.3 and 8.1 of the Original Indenture in order to establish the form or terms of, and to provide for the creation and issue of, a series of Securities under the Original Indenture in the aggregate principal amount of $1,000,000,000; and

WHEREAS, the Subsidiary Guarantors, in the exercise of their power and authority conferred upon and reserved to them under the provisions of the Original Indenture, including Section 2.3 thereof, and pursuant to appropriate resolutions of the Board of Directors or other governing body of each of the Subsidiary Guarantors has duly determined to make, execute and deliver to the Trustee this Twenty-First Supplemental Indenture to the Original Indenture as permitted by Sections 2.3 and 13.1 of the Original Indenture in order to establish the terms of the guarantees of the 4.50% Senior Notes due 2044 and the obligations of the Issuer under the Indenture; and

WHEREAS, all things necessary to make the Securities provided for herein, when executed by the Issuer and authenticated and delivered by the Trustee or any Authenticating Agent and issued upon the terms and subject to the conditions hereinafter and in the Original Indenture set forth against payment therefor, the valid, binding and legal obligations of the Issuer and the Subsidiary Guarantors and to make this Twenty-First Supplemental Indenture a valid, binding and legal agreement of the Issuer and the Subsidiary Guarantors, have been done;

NOW, THEREFORE, THIS TWENTY-FIRST SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of a series of Securities, and for and in consideration of the premises and of the covenants contained in the Original Indenture and in this Twenty-First Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

1.1 Definitions. Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless that term is otherwise defined herein.

1.2 Section References. Each reference to a particular section set forth in this Twenty-First Supplemental Indenture shall, unless the context otherwise requires, refer to this Twenty-First Supplemental Indenture.

ARTICLE II

TITLE AND TERMS OF SECURITIES

2.1 Title of the Securities. This Twenty-First Supplemental Indenture hereby establishes a series of Securities designated as the “4.50% Senior Notes due 2044” of the Issuer (collectively referred to herein as the “Notes”). For purposes of the Original Indenture, the Notes shall constitute a single series of Securities.

2.2 Term of the Notes. The Notes shall mature on October 2, 2044 (the “Stated Maturity”). In the event that the Stated Maturity of any Note is not a Business Day, principal and interest payable at maturity shall be paid on the next succeeding Business Day with the same effect as if that Business Day were the Stated Maturity and no interest shall accrue or be payable for the period from and after the Stated Maturity to the next succeeding Business Day.

2.3 Amount and Denominations; Currency of Payment. The aggregate principal amount in which the Notes may be initially issued under this Twenty-First Supplemental Indenture is limited to $1,000,000,000. The Issuer, without the consent of the Holders thereof, may issue additional Notes from time to time after the date hereof; provided that such additional Notes must have the same ranking, interest rate, maturity and other terms as the initially issued Notes. Any additional Notes shall be consolidated and form a single series with the Notes then outstanding, except for issue date, authentication date, issue price and, if applicable, first interest payment date.

The Notes shall be issued in the form of one or more Registered Global Securities in the name of Cede & Co., as registered owner and nominee for The Depository Trust Company, New York, New York (“DTC”). DTC shall initially act as Depositary for the Notes.

The Notes shall be denominated in United States dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

2.4 Interest and Interest Rates. Each Note shall bear interest at the rate of 4.50% per annum from the date of issue or from the most recent Interest Payment Date (as defined in Section 2.5 below) to which interest on such Note has been paid or duly provided for, commencing with the Interest Payment Date next succeeding the date of issue, until the principal thereof is paid or made available for payment. Interest shall be payable to the Person in whose name a Note is registered at the close of business on the Regular Record Date (as defined in Section 2.5 below) next preceding an Interest Payment Date. Notwithstanding the foregoing, if a Note is originally issued after the Regular Record Date and before the corresponding Interest Payment Date, the first payment of interest on the Note shall be made on the next succeeding Interest Payment Date to the Person in whose name that Note was registered on the Regular Record Date with respect to such next succeeding Interest Payment Date. Interest on each Note shall be computed on the basis of a 360-day year comprising twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

2.5 Interest Payments. The interest payment dates for each Note shall be April 2 and October 2, in each year (the “Interest Payment Dates”), beginning April 2, 2015 and the regular record dates shall be the March 15 and September 15, whether or not a Business Day (the “Regular Record Dates”) preceding those Interest Payment Dates, respectively. Interest shall also be payable at maturity of any Note.

If an Interest Payment Date with respect to the Notes would otherwise fall on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day with respect to the Notes and no interest shall accrue or be payable on such next succeeding Business Day for the period from and after such original Interest Payment Date to such next succeeding Business Day.

Except as provided in the immediately preceding paragraph, interest payments shall be in the amount of interest accrued to, but excluding, the Interest Payment Date.

2.6 Place of Payment, Transfer and Exchange. The Issuer authorizes and appoints the Trustee as the sole paying agent (the “Paying Agent”) with respect to any Notes represented by Registered Global Securities, without prejudice to the Issuer’s authority to appoint additional paying agents from time to time pursuant to Section 3.4 of the Original Indenture. Payments of principal on each Note and interest thereon payable at maturity or upon redemption shall be made in immediately available funds in such currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, at the request of the Holder, at the office or agency of the Paying Agent in New York, New York or any other duly appointed Paying Agent, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make the payments in immediately available funds in accordance with its normal procedures. So long as any Notes are represented by a Registered Global Security, interest (other than interest payable at maturity or upon redemption) shall be paid in immediately available funds by wire transfer to the Depositary for such Notes, on the written order of the Depositary. In addition, the Issuer may maintain an agent, in such location or locations as the Issuer may select, to provide the Holders with an office at which they may present the Notes for payment. The Issuer hereby acknowledges that any such agent so maintained will accept Notes for presentment, take payment instructions from the Holder and forward the Notes presented and any related payment instructions to the Paying Agent by overnight courier, for next day delivery. Notes presented as set forth in the previous sentence shall be deemed to be presented to the Paying Agent on the Business Day next succeeding the day the Notes are delivered to such agent. Payment of interest (other than interest payable in accordance with the preceding provisions of this subsection (i)) will, subject to certain exceptions provided in the Original Indenture, be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register as of the applicable Regular Record Date or, at the option of the Issuer, by wire transfer to an account maintained by such Person with a bank located in the United States.

The Issuer appoints the Trustee as the sole Security registrar with respect to the Notes, without prejudice to the Issuer’s authority to appoint additional Security registrars from time to time pursuant to Section 2.8 of the Original Indenture. The Notes may be presented by the Holders thereof for registration of transfer or exchange at the office or agency of the Security registrar or any successor or co-registrar in New York, New York. In addition, the Issuer may maintain an agent, in such location or locations as the Issuer may select, to provide the Holders with an office at which they may present the Notes for registration of transfer or exchange. The Issuer hereby acknowledges that any such agent so maintained by the Issuer will accept Notes for registration of transfer or exchange and forward those Notes to the Security registrar by overnight courier, for next day delivery. Notes accepted as set forth in the immediately preceding sentence shall be deemed to be presented to the Security registrar on the Business Day next succeeding the day that Notes are delivered to such agent.

2.7 No Sinking Fund. The Notes shall not be subject to any sinking fund.

2.8 Redemption at the Option of the Issuer. At any time before April 2, 2044 (the date that is six months prior to the Stated Maturity), the Notes are redeemable as a whole or in part, at the option of the Issuer, at a redemption price, calculated by the Quotation Agent, equal to the greater of the following amounts, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption: (i) 100% of the principal amount of the Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of the principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points.

At any time on or after April 2, 2044 (the date that is six months prior to the Stated Maturity), the Notes are redeemable as a whole or in part at any time and from time to time, at the option of the Issuer, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

As used in this Section 2.8 only, the terms set forth below shall have the following respective meanings:

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

“Quotation Agent” means Goldman, Sachs & Co. or its successor.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co., J.P. Morgan Securities LLC, TD Securities (USA) LLC and a Primary Treasury Dealer selected by Wells Fargo Securities, LLC or their respective affiliates which are Primary Treasury Dealers, and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to a particular Reference Treasury Dealer and a particular redemption date, the average, as calculated by the Quotation Agent, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

All determinations made by the Quotation Agent with respect to determining the redemption price will be final and binding on all parties, absent manifest error.

Notice of any redemption will be given at least 30 days but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed, or as otherwise provided in accordance with DTC procedures. If fewer than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected in accordance with DTC procedures.

Unless the Issuer defaults in payment of the redemption price, on or after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.

2.9 Special Mandatory Redemption. If (i) the closing of the merger of Scorpion Corporation I, Inc. with and into USF Holding Corp., with USF Holding Corp. surviving as a wholly owned subsidiary of the Issuer, immediately followed by the merger of USF Holding Corp. with and into Scorpion Company II, LLC, with Scorpion Company II, LLC surviving as a wholly owned subsidiary of the Issuer (such transactions being collectively referred to herein as the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of December 8, 2013 (the “Merger Agreement”), among the Issuer, Scorpion Corporation I, Inc., Scorpion Company II, LLC and USF Holding Corp., has not occurred on or prior to October 8, 2015 substantially on the terms contemplated by the Merger Agreement as such Merger Agreement exists as of the Original Issue Date or (ii) the Merger Agreement is terminated at any time on or prior to October 8, 2015 (each of such events being a “Special Mandatory Redemption Trigger”), the Issuer shall, in accordance with this Section 2.9, redeem the Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from and including the Original Issue Date, or the most recent date to which interest has been paid, whichever is later, to but not including the mandatory redemption date (the “Special Mandatory Redemption”).

Within ten days of the occurrence of the Special Mandatory Redemption Trigger, the Issuer will give notice of the Special Mandatory Redemption to each Holder of the Notes and to the Trustee, stating, among other matters prescribed in the Indenture, that a Special Mandatory Redemption Trigger has occurred and that all of the Notes will be redeemed on the redemption date set forth in such notice (which will be no earlier than 15 days and no later than 30 days from the date such notice is given).

Upon the occurrence of the closing of the Merger substantially on the terms contemplated by the Merger Agreement, the provisions of this Section 2.9 regarding the Special Mandatory Redemption will cease to apply.

The provisions relating to Special Mandatory Redemption described above may not be waived or modified with respect to the Notes without the written consent of each Holder of the Outstanding Notes.

2.10 Change of Control Repurchase Event. If a Change of Control Repurchase Event (as defined below) occurs, unless the Issuer has exercised its right to redeem the Notes as described above or has defeased the Notes pursuant to Section 10.1 of the Original Indenture, the Issuer will be required to make an irrevocable offer to each Holder of Notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following a Change of Control Repurchase Event or, at the Issuer’s option, prior to a Change of Control (as defined below), but in either case, after the public announcement of the Change of Control, the Issuer will give, or shall cause to be given, a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event, offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”), disclosing that any Note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering Notes. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Issuer must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached the obligations of the Issuer under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Issuer will be required, to the extent lawful, to: (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased.

The paying agent will promptly distribute to each Holder of Notes properly tendered the purchase price for the Notes deposited by the Issuer. The Issuer will execute, and the Authenticating Agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered provided that each new Note will be in a principal amount of an integral multiple of $1,000. The Issuer will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

As used in this Section 2.10, the terms set forth below shall have the following respective meanings:

“Below Investment Grade Ratings Event” means that on any day during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Issuer of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for up to an additional 60 days for so long as any of the Rating Agencies (as defined below) has publicly announced that it is considering a possible ratings change), the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Issuer or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Issuer or other Voting Stock into which the Voting Stock of the Issuer is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the Issuer consolidates with, or merges with or into, any Person (as defined in the Original Indenture), or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Issuer outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (3) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the consolidated assets of the Issuer, including the assets of the subsidiaries of the Issuer, taken as a whole, to one or more Persons (other than the Issuer or one of its subsidiaries); (4) the first day on which a majority of the members of the Board of Directors of the Issuer is composed of members who are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Issuer. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Issuer immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors (as defined in the Original Indenture) who (1) was a member of the Board of Directors of the Issuer on the date the Notes were issued or (2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Issuer in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or higher by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or higher by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or higher by Fitch (or its equivalent under any successor rating categories of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, the Issuer may appoint a replacement for such Rating Agency that is reasonably acceptable to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

2.11 Form and Other Terms of the Notes. Attached hereto as Annex A is a form of a Note denominated in United States dollars, which form is hereby established as a form in which Notes may be issued. In addition, any Note may be issued in such other form as may be provided by, or not inconsistent with, the terms of the Original Indenture and this Twenty-First Supplemental Indenture.

ARTICLE III

SUBSIDIARY GUARANTEES

3.1 Guarantee.

(a) Each Subsidiary Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the Notes, when and as the same shall become due and payable according to the terms of the Notes and as more fully described in the Original Indenture and this Twenty-First Supplemental Indenture, and any other amounts payable under the Original Indenture and this Twenty-First Supplemental Indenture (the “Obligations”).

(b) It is the intention of each Subsidiary Guarantor that its Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to its Guarantee. To effectuate the foregoing intention, the amount guaranteed by each Subsidiary Guarantor under its Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, result in the Obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11 of the U.S. Code, or any similar federal or state law for the relief of debtors.

(c) Following the date of this Twenty-First Supplemental Indenture, prior to the guarantee of any previously Outstanding Securities issued pursuant to the Indenture or the initial issuance of Securities that are to be guaranteed, in either case by a Person that is not a Subsidiary Guarantor (or, if provided by the terms of the Indenture, a successor to a Subsidiary Guarantor), the parties hereto and such Person shall enter into a supplemental indenture pursuant to Section 2.3 of the Original Indenture whereby such Person shall become a Subsidiary Guarantor under this Twenty-First Supplemental Indenture.

(d) Following the date of this Twenty-First Supplemental Indenture, the Issuer shall cause any wholly owned Domestic Subsidiary that is not a Subsidiary Guarantor and that becomes a guarantor under any other Indebtedness of the Issuer or the Existing Notes to execute and deliver to the Trustee within 30 days of becoming a guarantor under any other Indebtedness of the Issuer or the Existing Notes, a supplemental indenture pursuant to which such wholly owned Domestic Subsidiary shall become a Subsidiary Guarantor and shall provide a Guarantee. Notwithstanding the foregoing, upon completion of the Merger pursuant to the Merger Agreement, the Issuer, the Subsidiary Guarantors, the Trustee and some or all of the wholly owned Domestic Subsidiaries of USF Holding Corp., within 180 days following the completion of the Merger, shall enter into a supplemental indenture to the Original Indenture pursuant to which each such Domestic Subsidiary of USF Holding Corp. shall become a Subsidiary Guarantor and shall provide a Guarantee. The Domestic Subsidiaries of USF Holding Corp. that provide a Guarantee shall be those wholly owned Domestic Subsidiaries of USF Holding Corp. determined by the Issuer in its discretion and shall include any such Subsidiaries that guarantee any other Indebtedness of the Issuer. Neither USF Holding Corp., nor any of the Subsidiaries of USF Holding Corp. shall provide or be required to provide any Guarantee to the extent the Merger does not close.

As used in this Section 3.1, the terms set forth below shall have the following respective meanings:

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Domestic Subsidiary” means any Subsidiary of a Person that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Existing Notes” means the senior notes of the Issuer issued pursuant to the Original Indenture, as it may be amended, supplemented or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles in the United States of America.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable or accrued liabilities, incurred or accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others and (g) all Capital Lease Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest; provided, precautionary or other filings filed in connection with operating leases of the Issuer or any Subsidiary shall not constitute Liens.

3.2 Guarantee Absolute. Each Subsidiary Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Original Indenture and this Twenty-First Supplemental Indenture, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Notes or the Trustee with respect thereto. The liability of each Subsidiary Guarantor under its Guarantee shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of the Original Indenture or this Twenty-First Supplemental Indenture, the Notes or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, any or all of the Obligations, or any other amendment or waiver of or any consent to departure from the Original Indenture or this Twenty-First Supplemental Indenture;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations;

(d) the absence of any action to enforce same, or any waiver or consent by the Trustee or any Holder of Notes with respect to any provisions of the Original Indenture or this Twenty-First Supplemental Indenture; or

(e) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Issuer or a Subsidiary Guarantor.

3.3 Ranking. Each Subsidiary Guarantor covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes a senior unsecured obligation of such Subsidiary Guarantor ranking pari passu with all existing and future unsecured indebtedness of such Subsidiary Guarantor.

3.4 Waiver; Subrogation.

(a) Each Subsidiary Guarantor hereby waives promptness, diligence, presentment, demand of payment, notice of acceptance and any other notice with respect to its Guarantee and any requirement that the Trustee, or the Holders of any Notes, protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Issuer or any other person or any collateral.

(b) Each Subsidiary Guarantor hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of such Subsidiary Guarantor’s obligations under the Original Indenture and this Twenty-First Supplemental Indenture (including its Guarantee), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Trustee, or the Holders of any Notes, against the Issuer or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to such Subsidiary Guarantor in violation of the preceding sentence at any time prior to the cash payment in full of the Obligations and all other amounts payable under the Guarantees, such amount shall be held in trust for the benefit of the Trustee and the Holders of any Notes and shall forthwith be paid to the Trustee, to be credited and applied to the Obligations and all other amounts payable under its Guarantee, whether matured or unmatured, in accordance with the terms of the Original Indenture and this Twenty-First Supplemental Indenture (including the Guarantees), or be held as collateral for any Obligations or other amounts payable under the Guarantees thereafter arising. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Original Indenture and this Twenty-First Supplemental Indenture (including its Guarantee) and that the waiver set forth in this Section 3.4 is knowingly made in contemplation of such benefits.

3.5 No Waiver; Remedies. No failure on the part of the Trustee or any Holder of Notes to exercise, and no delay in exercising, any right under this Article III shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Article III preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Article III are cumulative and not exclusive of any remedies provided by law.

3.6 Continuing Guarantee; Transfer of Interest. Each Subsidiary Guarantor’s Guarantee is a continuing guarantee of such Subsidiary Guarantor and shall (a) remain in full force and effect until the earliest to occur of (i) the date, if any, on which such Subsidiary Guarantor shall consolidate with or merge into the Issuer or any successor thereto, (ii) the date, if any, on which the Issuer or any successor thereto shall consolidate with or merge into such Subsidiary Guarantor and (iii) payment in full of the Obligations, (b) be binding upon such Subsidiary Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by any Holder of Notes, the Trustee, and by their respective successors, transferees, and assigns. Each Guarantee is a guarantee of payment and not a guarantee of collection.

3.7 Reinstatement. The Guarantees shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Holder of Notes or the Trustee upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

3.8 Severability; Amendment. If any provision or any application of this Article III shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each Subsidiary Guarantor may amend the provisions of this Article III with respect to such Subsidiary Guarantor at any time for any purpose without the consent of the Trustee or any Holder of Notes; provided, however, that if such amendment adversely affects (a) the rights of the Trustee or (b) any Holder of Notes, then (i) the prior written consent of the Trustee (in the case of (b), acting at the written direction of the Holders of more than 50% in aggregate principal amount of the Notes) shall be required and (ii) such Subsidiary Guarantor shall give written notice of any such change to any nationally recognized statistical ratings organization that, at the time such amendment is put into effect, has provided then-current ratings applicable to any of the Obligations.

3.9 Notices. All communications and notices to any Guarantor hereunder shall be made in writing and deemed to have been duly given if mailed or transmitted to the Issuer in accordance with the Original Indenture.

ARTICLE IV

MISCELLANEOUS PROVISIONS

The Trustee makes no undertaking or representation in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of the Notes, any Guarantee, this Twenty-First Supplemental Indenture or the proper authorization or the due execution hereof by the Issuer or any Subsidiary Guarantor or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer.

Except as expressly amended hereby, the Original Indenture, as heretofore amended and supplemented, shall continue in full force and effect in accordance with the provisions thereof and the Original Indenture is in all respects hereby ratified and confirmed. This Twenty-First Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

THIS TWENTY-FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

EACH OF THE PARTIES HERETO (AND EACH NOTEHOLDER BY ACCEPTANCE OF A NOTE) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TWENTY-FIRST SUPPLEMENTAL INDENTURE, THE ORIGINAL INDENTURE, THE SECURITIES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using the following communications methods: S.W.I.F.T., e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder (collectively, “Electronic Means”); provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

The Issuer hereby covenants with the Trustee and each Paying Agent that it will provide the Trustee and such Paying Agent with sufficient information so as to enable the Trustee and such Paying Agent to determine whether or not each of the Trustee and such Paying Agent, respectively, is obliged, in respect of any payments to be made by it pursuant to the Indenture, to make any withholding or deduction pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended, any regulations or other official guidance thereunder (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement). The Trustee and each Paying Agent shall be entitled to make any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement) (collectively, “FATCA Withholding Tax”), and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax.

This Twenty-First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

SYSCO CORPORATION

By:	/s/ Gregory Keyes
	Name:	Gregory Keyes
	Title:	Vice President and Treasurer

SUBSIDIARY GUARANTORS (listed on Schedule I)

By:	/s/ Gregory Keyes
	Name:	Gregory Keyes
	Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
	Name:	Julie Hoffman-Ramos
	Title:	Vice President

SCHEDULE I

Exact Name of Guarantor As Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization
Sysco Albany, LLC	Delaware
Sysco Atlanta, LLC	Delaware
Sysco Baltimore, LLC	Delaware
Sysco Baraboo, LLC	Delaware
Sysco Boston, LLC	Delaware
Sysco Central Alabama, Inc.	Delaware
Sysco Central California, Inc.	California
Sysco Central Florida, Inc.	Delaware
Sysco Central Illinois, Inc.	Delaware
Sysco Central Pennsylvania, LLC	Delaware
Sysco Charlotte, LLC	Delaware
Sysco Chicago, Inc.	Delaware
Sysco Cincinnati, LLC	Delaware
Sysco Cleveland, Inc.	Delaware
Sysco Columbia, LLC	Delaware
Sysco Connecticut, LLC	Delaware
Sysco Detroit, LLC	Delaware
Sysco Eastern Maryland, LLC	Delaware
Sysco Eastern Wisconsin, LLC	Delaware
Sysco Grand Rapids, LLC	Delaware
Sysco Gulf Coast, Inc.	Delaware
Sysco Hampton Roads, Inc.	Delaware
Sysco Indianapolis, LLC	Delaware
Sysco Iowa, Inc.	Delaware
Sysco Jackson, LLC	Delaware
Sysco Jacksonville, Inc.	Delaware
Sysco Kansas City, Inc.	Missouri
Sysco Knoxville, LLC	Delaware
Sysco Lincoln, Inc.	Nebraska
Sysco Long Island, LLC	Delaware
Sysco Los Angeles, Inc.	Delaware

Exact Name of Guarantor As Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization
Sysco Louisville, Inc.	Delaware
Sysco Memphis, LLC	Delaware
Sysco Metro New York, LLC	Delaware
Sysco Minnesota, Inc.	Delaware
Sysco Montana, Inc.	Delaware
Sysco Nashville, LLC	Delaware
Sysco North Dakota, Inc.	Delaware
Sysco Northern New England, Inc.	Maine
Sysco Philadelphia, LLC	Delaware
Sysco Pittsburgh, LLC	Delaware
Sysco Portland, Inc.	Delaware
Sysco Raleigh, LLC	Delaware
Sysco Sacramento, Inc.	Delaware
Sysco San Diego, Inc.	Delaware
Sysco San Francisco, Inc.	California
Sysco Seattle, Inc.	Delaware
Sysco South Florida, Inc.	Delaware
Sysco Southeast Florida, LLC	Delaware
Sysco Spokane, Inc.	Delaware
Sysco St. Louis, LLC	Delaware
Sysco Syracuse, LLC	Delaware
Sysco USA I, Inc.	Delaware
Sysco USA II, LLC	Delaware
Sysco Ventura, Inc.	Delaware
Sysco Virginia, LLC	Delaware
Sysco West Coast Florida, Inc.	Delaware

Annex A

[FORM OF FACE OF SECURITY]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	REGISTERED

SYSCO CORPORATION

4.50% Senior Note due 2044

No. SC-0001	CUSIP: 871829 AW7

PRINCIPAL AMOUNT: $	AUTHENTICATION DATE:

ORIGINAL ISSUE DATE:	STATED MATURITY: October 2, 2044

INTEREST RATE: 4.50% per annum	SUBJECT TO DEFEASANCE PURSUANT TO SECTION 10.1 OF THE INDENTURE REFERRED TO HEREIN

ISSUE PRICE: % of principal amount

Sysco Corporation, a corporation organized and existing under the laws of the State of Delaware (herein called the “Issuer”, which term includes any successor Person under the Indenture referred to herein), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum                      of U.S. DOLLARS ($        ) on October 2, 2044 (the “Stated Maturity”) and to pay interest thereon at the rate of 4.50% per annum, computed on the basis of a 360-day year comprising twelve 30-day months, from October 2, 20141 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on April 2 and October 2 in each year and at the Stated Maturity or upon redemption, commencing April 2, 20152 until the principal hereof is paid or made available for payment. If an Interest Payment Date would otherwise fall on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day and no interest shall accrue or be payable on such next succeeding Business Day for the period from and after such original Interest Payment Date to such next succeeding Business Day. Except as provided in the immediately preceding sentence, interest payments shall be in the amount of interest accrued to, but excluding, the applicable Interest Payment Date.

The interest payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to herein, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

1	Or such later date as is appropriate in the case of additional Notes.
2	Or such later date as is appropriate in the case of additional Notes.

Payments of principal on this Note and interest payable on this Note at the Stated Maturity or upon redemption of this Note shall be made in immediately available funds in such currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, at the request of the Holder upon presentation and surrender of this Note, at the office or agency of the Paying Agent in New York, New York or any other duly appointed Paying Agent, provided that this Note is presented to the Paying Agent in time for the Paying Agent to make payments in immediately available funds in accordance with its normal procedures. So long as any 4.50% Senior Notes due 2044 of the Issuer (the “Notes”) are represented by a Registered Global Security, interest (other than interest payable at maturity or upon redemption) shall be paid in immediately available funds by wire transfer to the Depositary for such Notes, on the written order of the Depositary. In addition, the Issuer may maintain an agent, in such location or locations as the Issuer may select, to provide the Holders with an office at which they may present the Notes for payment. Notes presented to an agent in accordance with the provisions of the Indenture referred to herein shall be deemed to be presented to the Paying Agent on the Business Day next succeeding the day the Notes are delivered to such agent.

Payment of interest (other than interest payable in accordance with the provisions of the immediately preceding paragraph) will, subject to certain exceptions provided in the Indenture referred to herein, be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register as of the applicable Regular Record Date or, at the option of the Issuer, by wire transfer to an account maintained by such Person with a bank located in the United States.

At any time before April 2, 2044 (the date that is six months prior to the Stated Maturity), the Notes are redeemable as a whole or in part, at the option of the Issuer, at a redemption price, calculated by the Quotation Agent, equal to the greater of the following amounts, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption: (i) 100% of the principal amount of the Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of the principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points.

At any time on or after April 2, 2044 (the date that is six months prior to the Stated Maturity), the Notes are redeemable as a whole or in part at any time and from time to time, at the option of the Issuer, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

As used in this paragraph and in the immediately two preceding paragraphs only, the terms set forth below shall have the following respective meanings:

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

“Quotation Agent” means Goldman, Sachs & Co. or its successor.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co., J.P. Morgan Securities LLC, TD Securities (USA) LLC and a Primary Treasury Dealer selected by Wells Fargo Securities, LLC or their respective affiliates which are Primary Treasury Dealers, and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to a particular Reference Treasury Dealer and a particular redemption date, the average, as calculated by the Quotation Agent, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

All determinations made by the Quotation Agent with respect to determining the redemption price will be final and binding on all parties, absent manifest error.

Notice of any redemption will be given at least 30 days but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed, or as otherwise provided in accordance with DTC procedures. If fewer than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected in accordance with DTC procedures.

Unless the Issuer defaults in payment of the redemption price, on or after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.

In the event of redemption of this Note in part only, a new Note or Notes of like tenor and in an aggregate principal amount equal to the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If (i) the closing of the merger of Scorpion Corporation I, Inc. with and into USF Holding Corp., with USF Holding Corp. surviving as a wholly owned subsidiary of the Issuer, immediately followed by the merger of USF Holding Corp. with and into Scorpion Company II, LLC, with Scorpion Company II, LLC surviving as a wholly owned subsidiary of the Issuer (such transactions being collectively referred to herein as the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of December 8, 2013 (the “Merger Agreement”), among the Issuer, Scorpion Corporation I, Inc., Scorpion Company II, LLC and USF Holding Corp., has not occurred on or prior to October 8, 2015 substantially on the terms contemplated by the Merger Agreement as such Merger Agreement exists as of the Original Issue Date or (ii) the Merger Agreement is terminated at any time on or prior to October 8, 2015 (each of such events being a “Special Mandatory Redemption Trigger”), the Issuer shall, in accordance with Section 2.9 of the Twenty-First Supplemental Indenture referred to herein, redeem the Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from and including the Original Issue Date, or the most recent date to which interest has been paid, whichever is later, to but not including the mandatory redemption date (the “Special Mandatory Redemption”).

Within ten days of the occurrence of the Special Mandatory Redemption Trigger, the Issuer will give notice of the Special Mandatory Redemption to each Holder of the Notes and to the Trustee, stating, among other matters prescribed in the Indenture referred to herein, that a Special Mandatory Redemption Trigger has occurred and that all of the Notes will be redeemed on the redemption date set forth in such notice (which will be no earlier than 15 days and no later than 30 days from the date such notice is given).

Upon the occurrence of the closing of the Merger substantially on the terms contemplated by the Merger Agreement, the provisions of regarding the Special Mandatory Redemption will cease to apply.

The provisions relating to Special Mandatory Redemption described above may not be waived or modified with respect to the Notes without the written consent of each Holder of the Outstanding Notes.

If a Change of Control Repurchase Event (as defined below) occurs, unless the Issuer has exercised its right to redeem the Notes as described above or has defeased the Notes pursuant to Section 10.1 of the Indenture referred to herein, the Issuer will be required to make an irrevocable offer to each Holder of Notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following a Change of Control Repurchase Event or, at the Issuer’s option, prior to a Change of Control (as defined below), but in either case, after the public announcement of the Change of Control, the Issuer will give, or shall cause to be given, a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event, offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”), disclosing that any Note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering Notes. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Issuer must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached the obligations of the Issuer under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Issuer will be required, to the extent lawful, to: (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased.

The paying agent will promptly distribute to each Holder of Notes properly tendered the purchase price for the Notes deposited by the Issuer. The Issuer will execute, and the Authenticating Agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered provided that each new Note will be in a principal amount of an integral multiple of $1,000. The Issuer will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

As used in this paragraph and in the three immediately preceding paragraphs, the terms set forth below shall have the following respective meanings:

“Below Investment Grade Ratings Event” means that on any day during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Issuer of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for up to an additional 60 days for so long as any of the Rating Agencies (as defined below) has publicly announced that it is considering a possible ratings change), the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Issuer or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Issuer or other Voting Stock into which the Voting Stock of the Issuer is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the Issuer consolidates with, or merges with or into, any Person (as defined in the Indenture referred to herein), or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Issuer outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (3) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the consolidated assets of the Issuer, including the assets of the subsidiaries of the Issuer, taken as a whole, to one or more Persons (other than the Issuer or one of its subsidiaries); (4) the first day on which a majority of the members of the Board of Directors of the Issuer is composed of members who are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Issuer. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Issuer immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors (as defined in the Indenture referred to herein) who (1) was a member of the Board of Directors of the Issuer on the date the Notes were issued or (2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Issuer in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or higher by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or higher by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or higher by Fitch (or its equivalent under any successor rating categories of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, the Issuer may appoint a replacement for such Rating Agency that is reasonably acceptable to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Notes are not subject to any sinking fund.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH IN FULL ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH IN FULL AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture referred to herein or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

SYSCO CORPORATION

[Seal]

By:
		Name:	Gregory Keyes
		Title:	Vice President and Treasurer

Attest:
		Name:	Adam Skorecki
		Title:	Senior Vice President and General Counsel

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Date:

This is one of the Securities referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

SYSCO CORPORATION

4.50% Senior Note due 2044

This Note is one of a duly authorized issue of securities of the Issuer (the “Securities”), issued and to be issued in one or more series under an Indenture dated as of June 15, 1995 by and between the Issuer and The Bank of New York Mellon Trust Company, N.A., as successor trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture dated as of June 27, 1995, a Second Supplemental Indenture dated as of May 1, 1996, a Third Supplemental Indenture dated as of April 25, 1997, a Fourth Supplemental Indenture dated as of April 25, 1997, a Fifth Supplemental Indenture dated as of July 27, 1998, a Sixth Supplemental Indenture dated as of April 5, 2002, a Seventh Supplemental Indenture dated as of March 5, 2004, an Eighth Supplemental Indenture dated as of September 22, 2005, a Ninth Supplemental Indenture dated as of February 12, 2008, a Tenth Supplemental Indenture dated as of February 12, 2008, an Eleventh Supplemental Indenture dated as of March 17, 2009, a Twelfth Supplemental Indenture dated as of March 17, 2009, a Thirteenth Supplemental Indenture dated as of February 17, 2012, a Fourteenth Supplemental Indenture dated as of June 12, 2012, a Fifteenth Supplemental Indenture dated as of June 12, 2012, a Sixteenth Supplemental Indenture dated as of October 2, 2014, a Seventeenth Supplemental Indenture dated as of October 2, 2014, an Eighteenth Supplemental Indenture dated as of October 2, 2014, a Nineteenth Supplemental Indenture dated as of October 2, 2014, a Twentieth Supplemental Indenture dated as of October 2, 2014 and a Twenty-First Supplemental Indenture dated as of October 2, 2014 (such Indenture, as supplemented by the First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture, Fourth Supplemental Indenture, Fifth Supplemental Indenture, Sixth Supplemental Indenture, Seventh Supplemental Indenture, Eighth Supplemental Indenture, Ninth Supplemental Indenture, Tenth Supplemental Indenture, Eleventh Supplemental Indenture, Twelfth Supplemental Indenture, Thirteenth Supplemental Indenture, Fourteenth Supplemental Indenture, Fifteenth Supplemental Indenture, Sixteenth Supplemental Indenture, Seventeenth Supplemental Indenture, Eighteenth Supplemental Indenture, Nineteenth Supplemental Indenture, Twentieth Supplemental Indenture and Twenty-First Supplemental Indenture is referred to herein as the “Indenture”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, each subsidiary guarantor party thereto (collectively, the “Subsidiary Guarantors”), the Trustee and the Holders of the 4.50% Senior Notes due 2044 of the Issuer (the “Notes”) and of the terms upon which the Notes are, and are to be, authenticated and delivered. The acceptance of this Note shall be deemed to constitute the consent and agreement of the Holder hereof to all the terms and conditions of the Indenture. This Note is a Security of the series designated on the face hereof, which series is initially limited in aggregate principal amount to $            . To secure the due and punctual payment of principal of, premium, if any, and interest on the Notes and any other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms of this Note and the Indenture, the Subsidiary Guarantors have unconditionally guaranteed the Obligations (as defined in the Twenty-First Supplemental Indenture) on a senior basis pursuant to the terms of the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Events of Default are defined in the Indenture and generally include: (i) default for 30 days in payment of any interest on the Notes; (ii) default in any payment of principal on any of the Notes when due and payable; (iii) failure on the part of the Issuer duly to observe or perform any of the covenants or agreements on the part of the Issuer in the Securities or in the Indenture which shall not have been remedied within 90 days after written notice by the Trustee or by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of all series affected thereby; or (iv) certain events involving bankruptcy, insolvency or reorganization of the Issuer. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities of each such affected series of then Outstanding Securities (voting as a single class) may declare the entire principal of all Securities of all such affected series, and the interest accrued thereon, if any, to be immediately due and payable, except that, in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization of the Issuer, the principal and interest on the Securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Securityholder. Subject to certain limitations, the Holders of a majority in aggregate principal amount of the Securities of each series affected (with all such series voting as a single class) at the time Outstanding shall have the right to direct the Trustee in its exercise of any trust or power conferred on the Trustee with respect to the Securities of such series by the Indenture, provided that the Trustee may decline to follow any such direction if the Trustee determines the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability or if the Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interest of Holders of the Securities of all series so affected not joining in the giving of said direction. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their best interests. The Indenture requires the Issuer to furnish an annual compliance certificate to the Trustee.

The Indenture contains provisions permitting the Issuer and the Trustee to modify the Indenture or any supplemental indenture without the consent of the Holders for one or more of the following purposes (as more particularly set forth in the Indenture): (1) to convey, transfer, assign, mortgage or pledge any property or assets to the Trustee as security for the Securities of one or more series; (2) to evidence the succession of another entity to the Issuer; (3) to add to the covenants of the Issuer or add Events of Default for the benefit of Holders; (4) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture as shall not adversely affect the interests of the Holders in any material respect; (5) to establish the form or terms of Securities of any series as permitted by Sections 2.1 and 2.3 of the Indenture; and (6) to evidence the appointment of a successor Trustee.

The Indenture also permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities then Outstanding of each series to be affected (voting as a single class). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding with respect to which a default or Event of Default shall have occurred and be continuing (voting as a single class), on behalf of the Holders of all such Securities, to waive certain past defaults and Events of Default under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Security issued upon the registration of transfer hereof or in exchange for or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Without the consent of each Holder of each Note so effected, the Issuer may not extend the final maturity of any Note, or reduce the rate (or alter the method of computation) of interest thereon or extend the time for payment thereof, or reduce (or alter the method of computation of) any amount payable on redemption or repayment thereof or extend the time for payment thereof, or make the principal thereof or interest thereon (including any amount in respect of original issue discount) payable in any coin or currency other than that provided in the Notes or in accordance with the terms thereof, or reduce the amount that would be due and payable upon an acceleration of the maturity of any Note, or impair or affect the right of any Holder to institute suit for the payment thereof.

A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of Holders of Securities of such series, or of Coupons appertaining to such Securities, with respect to such covenant provision, shall be deemed not to affect the rights under the Indenture of Holders of Securities of any other series or of the Coupons appertaining to such Securities.

As set forth in, and subject to the provisions of, the Indenture, no Holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, unless (1) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (2) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, (3) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and (4) the Trustee shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or any interest on this Note on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note, as described on the face hereof, at the times, place and rate, and in the coin or currency, herein prescribed.

The Notes are issuable only in fully registered form and are represented either by one or more global certificates registered in the name of a depositary or in the name of its nominee or by a certificate or certificates registered in the name of the beneficial owner(s) of such Notes or its or their nominee(s). The Notes are issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of any authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations set forth in the Indenture or this Note, the transfer of this Note is registrable in the Security register, upon surrender of this Note for registration of transfer or exchange at the office or agency of the Security registrar or any successor or co-registrar in New York, New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. The Issuer shall not be required to exchange or register a transfer of (a) any Notes for a period of 15 days next preceding the first giving of notice of redemption of the Notes, or (b) the Notes selected, called or being called for redemption, in whole or in part, except, in the case of any Note to be redeemed in part, the portion thereof not so to be redeemed.

In addition, the Issuer may maintain an agent, in such location or locations as the Issuer may select, to provide the Holders with an office at which they may present the Notes for registration of transfer or exchange. Notes accepted as set forth in the immediately preceding sentence shall be deemed to be presented to the Security registrar on the Business Day next succeeding the day that Notes are delivered to such agent.

No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Subject to the terms of the Indenture, prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or of certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture. The Indenture with respect to the Notes shall be discharged and canceled upon the payment of all of the Notes and shall be discharged except for certain obligations upon the irrevocable deposit with the Trustee of any combination of funds and U.S. Government Obligations sufficient for such payment.

In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

All capitalized terms used but not defined in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

As provided in the Indenture, no recourse under or upon any obligation, covenant or agreement contained in the Indenture, or in this Note, or because of any indebtedness evidenced hereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Issuer or of any successor, either directly or through the Issuer or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

FORM OF ASSIGNMENT

ABBREVIATIONS

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s),

assign(s) and transfer(s) unto

Please insert Social Security or

other identifying number of assignee

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                         , attorney to transfer said Note on the books of the Issuer, with full power of substitution in the premises.

Dated:
Notice: The signature(s) to this assignment must correspond with the name(s) as written on the face of the within instrument in every particular, without alteration or enlargement, or any change whatsoever.

SCHEDULE OF INCREASES OR DECREASES IN THE PRINCIPAL AMOUNT OF THIS NOTE

The original principal amount of this Note is One Billion U.S. Dollars ($1,000,000,000). The following increases or decreases in the principal amount of this Note have been made:

Date of increase or decrease	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Depositary

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